Exhibit 99.1



                      The Empire District Electric Company
               Reports Declaration of Dividends and 2006 Earnings



    JOPLIN, Mo.--(BUSINESS WIRE)--Feb. 1, 2007--At the Board of Directors meeting of The Empire District Electric Company (NYSE: EDE) held today, the Directors declared a quarterly dividend of $0.32 per share on Common Stock payable March 15, 2007, to holders of record as of March 1, 2007.

    The Company reported earnings for 2006 of $39.3 million, or $1.39 per share on an increased number of shares outstanding, compared to earnings of $23.8 million, or $0.92 per share, for 2005. Earnings for the fourth quarter of 2006 were $8.2 million, or $0.27 per share, compared to fourth quarter 2005 earnings of $1.3 million, or $0.05 per share.

    Operating revenues compared to 2005 increased 13.6% from $364.1 million to $413.5 million, positively impacting earnings by $1.25 per share. A full-year of increased electric rates for 2006 in Missouri, Arkansas, and Kansas, including the effect of the Missouri Interim Energy Charge (IEC), contributed an estimated $15.8 million. Electric revenues also increased an estimated $12.9 million from strong customer growth and an increase to our estimate of unbilled revenues. The overall increase to electric revenues was partially offset by the effect of weather which caused an estimated decrease of $2.9 million. Off-system and other electric revenues decreased by an estimated $1.7 million. Revenues from our gas segment, acquired on June 1, 2006, were $25.1 million.

    Total electric fuel and purchased power costs decreased $5.2 million, or 3.1%, in 2006. The decrease in our costs as a percentage of electric revenues is due in part to an increase in purchased wind-generation and a reduction in gas prices compared to last year. The reduced electric power costs partially offset natural gas purchased for resale by our gas segment which totaled $15.3 million. Together, the impact reduced earnings per share by $0.26.

    Other operating and maintenance expenses increased $7.9 million in 2006 with approximately $6.7 million of the increase attributable to the operations of our gas segment since June. The remaining $1.2 million increase was primarily due to maintenance of our electric and water facilities. The impact on earnings from increased operating and maintenance expenses was an estimated $0.20 per share. In addition, depreciation expenses were $3.7 million higher than last year, negatively impacting earnings by an estimated $0.09 per share. Higher taxes and interest, although partially offset by increased allowances for funds used during construction (AFUDC), decreased earnings per share by an estimated $0.11. Earnings for the year were also negatively impacted $0.11 per share by the dilutive effect of an additional 3.8 million shares of common stock sold through a public offering in June 2006.

    Also recorded during the fourth quarter of 2006 was a write-off of $0.8 million, or approximately $0.02 per share, for construction expenditures related to the completion of the Energy Center's Units 3 and 4, which is consistent with the Missouri Public Service Commission order in the recently completed rate proceeding.

    For the fourth quarter of 2006, revenues increased $19.8 million, an estimated $0.50 per share, of which $18.6 million was attributable to our gas segment. Decreases in electric fuel and purchased power costs for the quarter of $10.9 million, a positive impact of $0.28 per share, were offset by natural gas purchased for resale in our gas segment of $12.3 million, a negative impact of $0.31 per share. Increases in other operating and maintenance expenses decreased earnings by $0.14 per share, and increases in depreciation, taxes, and interest expense, although partially offset by increased AFUDC, reduced earnings per share by approximately $0.05. Earnings for the quarter were also negatively impacted $0.04 per share by the dilutive effect of the additional shares of common stock discussed above.

    Empire's electric operations contributed $7.5 million to Empire's net income for the fourth quarter of 2006 and $40.7 million for the year. As expected, earnings from the gas segment acquired on June 1, 2006 were relatively flat for the first half-year of operation due to the effect of transition costs. The gas operations contributed $0.7 million to Empire's net income for the fourth quarter and negatively impacted earnings by $0.7 million for the year. During 2006, the Company sold its ownership interests in MAPP and Conversant, former subsidiaries of EDE Holdings, Inc. The effect of these discontinued operations and the gains realized on the sales combined with our other non-regulated operations had no overall impact on earnings for the fourth quarter. The annual impact of the discontinued operations combined with other non-regulated operations reduced 2006 earnings by $0.7 million.

    The impact of revenue and expense items on earnings per share is shown on an after-tax basis throughout this press release and compares the period referred to with the same period of the prior year. The estimated earnings per share impact of individual items is a non-GAAP presentation; however, we believe it is useful in understanding the change in the Company's earnings between periods. All earnings per share amounts reflect both basic and fully diluted weighted average shares outstanding.

    Bill Gipson, President and CEO, will host a conference call tomorrow afternoon, February 2, 2007, at 1:00 p.m. Eastern Time to discuss the year-end and fourth quarter 2006 earnings. To access the conference call, parties in the United States should dial 1-800-659-2056 (International 617-614-2714), passcode 87939309, any time after 12:45 p.m. Eastern Time. The presentation can also be accessed from Empire's website at www.empiredistrict.com. A replay of the call will be available for two weeks by dialing 1-888-286-8010 (International 1-617-801-6888) and entering conference ID #98090322. Forward-looking and other material information may be discussed during the conference call.



                 THE EMPIRE DISTRICT ELECTRIC COMPANY
                         FINANCIAL HIGHLIGHTS
                (in 1,000's except per share amounts)

                      Quarter Ended December 31 Year Ended December 31
                      ------------------------------------------------
                         2006         2005         2006       2005
----------------------------------------------------------------------
Operating Revenues       $106,561      $86,773    $413,453   $364,101
----------------------------------------------------------------------
Net Income                 $8,199       $1,266     $39,280    $23,768
----------------------------------------------------------------------
Weighted Average
 Common
Shares Outstanding -
 Basic                     30,201       26,040      28,277     25,898
----------------------------------------------------------------------
Weighted Average
 Common
Shares Outstanding -
 Diluted                   30,233       26,074      28,296     25,941
----------------------------------------------------------------------
Earnings Per Weighted
 Average Share of
 Common - Basic and
 Diluted                    $0.27        $0.05       $1.39      $0.92
----------------------------------------------------------------------


    Based in Joplin, Missouri, The Empire District Electric Company (NYSE: EDE) is an investor-owned utility providing electric, natural gas (through its wholly owned subsidiary The Empire District Gas Company) and water service, with approximately 215,000 customers in Missouri, Kansas, Oklahoma, and Arkansas. Certain subsidiaries of the Company also provide fiber optic and Internet services.

    Certain matters discussed in this press release are "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements address future plans, objectives, expectations, and events or conditions concerning various matters. Actual results in each case could differ materially from those currently anticipated in such statements, by reason of the factors noted in our filings with the SEC, including the most recent Form 10-K and 10-Q.


    CONTACT: The Empire District Electric Company
             Media Communications
             Amy Bass, 417-625-5114
             Director of Corporate Communications
             abass@empiredistrict.com
             or
             Investor Relations
             Jan Watson, 417-625-5108
             Secretary - Treasurer
             jwatson@empiredistrict.com